Free Writing Prospectus pursuant to Rule 433 dated January 27, 2021

Registration Statement No. 333-239610

Index-Linked Notes due
OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be February 29, 2024) is based on the lesser performing of the S&P 500® Value Index and the S&P 500® Index as measured from the trade date (expected to be February 26, 2021) to and including the determination date (expected to be February 26, 2024).

If the final underlier level of each underlier on the determination date is greater than or equal to its initial underlier level (set on the trade date), the return on your notes will be positive or zero and will equal at least 1.05 (set on the trade date) times the underlier return of the lesser performing underlier.

If the final underlier level of any underlier is less than its initial underlier level, but the final level of each underlier is greater than or equal to 90% of its initial level, you will receive the face amount of your notes.

If the final level of any underlier is less than 90% of its initial level, the return on your notes will be negative and will equal the underlier return of the lesser performing underlier plus 10%. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated January 26, 2021, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40057FB37 / US40057FB371
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underliers (each individually, an underlier):	the S&P 500® Value Index (current Bloomberg symbol: “SVX Index”) and the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Trade date:	expected to be February 26, 2021
Settlement date:	expected to be March 3, 2021
Determination date:	expected to be February 26, 2024
Stated maturity date:	expected to be February 29, 2024
Initial underlier level:	with respect to an underlier, set on the trade date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage
Payment amount at maturity (for each $1,000 face amount of your notes)

●if the underlier return of each underlier is greater than or equal to 0% (the final underlier level of each underlier is greater than or equal to its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) at least 1.05 times (c) the lesser performing underlier return;

●if the underlier return of any underlier is less than 0%, but the underlier return of each underlier is greater than or equal to -10% (the final level of any underlier is less than its initial underlier level but the final level of each underlier is greater than or equal to 90% of its initial underlier level), $1,000; or

●if the underlier return of any underlier is less than -10% (the final underlier level of any underlier is less than 90% of its initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the lesser performing underlier return plus 10% times (b) $1,000.

Estimated value range:	$925 and $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)
Lesser performing underlier return:	the underlier return of the lesser performing underlier
Lesser performing underlier:	the underlier with the lowest underlier return

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Hypothetical Payment Amount at Maturity*

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Level of the Lesser Performing Underlier as % of Initial Underlier Level
100%
90%
0
25
50
75
100
125
150
175
200

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	205.000%
175.000%	178.750%
150.000%	152.500%
125.000%	126.250%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

*assumes an upside participation rate of 105%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 16, general terms supplement no. 8,671 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 16, general terms supplement no. 8,671 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 16, general terms supplement no. 8,671 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated January 26, 2021
●	General terms supplement no. 8,671 dated July 1, 2020
●	Underlier supplement no. 16 dated January 26, 2021
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,671, accompanying underlier supplement no. 16, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 16, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	You May Lose a Substantial Portion of Your Investment in the Notes
▪	The Amount Payable on Your Notes Is Not Linked to the Levels of the Underliers at Any Time Other Than the Determination Date
▪	The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
▪	Your Notes Do Not Bear Interest
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪	There Is No Guarantee That the S&P 500® Value Index Methodology Will Be Successful
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,671:

▪	If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪	Other Investors in the Notes May Not Have the Same Interests as You
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Past Performance is No Guide to Future Performance
▪	Your Notes May Not Have an Active Trading Market
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪

The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Notes are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Notes and Their Market Value

▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪	Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier
Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us
▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 16:

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.